Exhibit 99.2

Q2 2003 Conference Call Script

Nancy Hamilton

Thank you operator. With me today is Bruce Holland, SpectraLink’s President and Chief Executive Officer.

Thank you for joining SpectraLink’s conference call for the second quarter of 2003. I would also like to welcome our Internet listeners as we broadcast this call live across the Internet.

This discussion will contain projections and other forward-looking statements. Therefore, I will incorporate by reference the provision for forward-looking statements published in our 2002 10-K filed with the Securities and Exchange Commission on March 28, 2003, and in our Form 10-Q for the quarterly period ended March 31, 2003, filed with the Securities and Exchange Commission on May 14, 2003. You will also see a description of some of these risks and uncertainties in today’s press release. Written or oral forward-looking statements speak only as of the date of the statements and are subject to several risks and uncertainties as described in these filings that could cause actual results to differ from present expectations. SpectraLink undertakes no obligation to update or revise any forward-looking statements contained herein in order to reflect events or circumstances that may arise after the date of this conference call.

I am pleased to tell you that SpectraLink had record high revenue this quarter. This record revenue delivered strong earnings for the quarter resulting in exceptional growth both sequentially and over the second quarter of last year. For the quarter, earnings grew more than 78% over the same period last year. Record quarterly revenue of $18.6 million is a 28% increase over last quarter and a 22% increase over the second quarter of 2002. Net income for the quarter was $2.3 million, or $0.12 earnings per diluted share for the quarter. For the second quarter of 2002, net income was $1.3 million, or $0.07 earnings per diluted share on revenue of $15.2 million.

Earnings per diluted share for the six months ended June 30, 2003, were $0.18 on net income of $3.4 million and revenue of $33.2 million.

In our target areas, our General market remains our primary sector with $12.2 million in revenue, accounting for 82% of total product sales in the second quarter. We define the General market as the industrial, education, corporate and healthcare sectors. Within the General market, Healthcare continued as the main contributor accounting for 38% of total product revenue and $5.7 million in sales. The Retail Stores market accounted for 18% of product sales this quarter, while the Service sector of our business continues to be a consistent revenue producer, contributing 20% of total revenue in the second quarter.

Link Wireless Telephone System sales still made up the majority of sales this quarter, accounting for 79% of total product revenue. NetLink Wireless Telephone sales made up the balance with 21% of total product revenue. Our overall gross margin for the quarter was 68%, exceeding our expected range of 60-65%. This is the third quarter in a row where gross margins surpassed the high end of the range. This strong gross margin results from lower material costs. We still believe that as sales of our new products expand, it is possible that the overall gross margin may trend toward the lower end of the range. The variation in gross margin is directly correlated to the product mix of our future sales.

SpectraLink’s distribution channels accounted for 64% of product sales while our direct sales team accounted for the remaining 36% of product sales this quarter. The relationships we have cultivated with our distributors are key to SpectraLink’s ongoing success. We continue to expand these partnerships to ensure the maximum possible exposure of our products.

Total operating expenses were 49% of quarterly revenue. This is less than one year ago when expenses accounted for 52% of quarterly sales, and significantly less than last quarter when expenses accounted for 55% of quarterly sales. Although total expenses grew to $9.1 million, the sharp increase in revenue helped keep the impact of expenses in check. With the introduction of our new products this quarter, there was a heightened focus on R&D that accounted for $2.1 million, or 11% of quarterly revenue. Our quarterly pre-tax margin jumped from 12% last quarter to almost 20% this quarter. Strong revenue this quarter was a contributing factor to this improvement as well.

Our balance sheet remains solid with over $43 million in cash and cash equivalents. In the second quarter we generated $1.7 million in cash from operations primarily as a result of positive net income. Days-sales-outstanding remained low again this quarter, amounting to 43 days.

We continued to buy back company stock and repurchased 221 thousand shares in the second quarter at a cost of $1.9 million. In total, we have repurchased 3.9 million shares through our repurchase program leaving us with a remaining balance of 2.1 million shares still authorized for repurchase.

Now I’d like to turn the call over to our president and CEO, Bruce Holland.

Bruce Holland

Thank you, Nancy.

This has been an exceptional quarter for SpectraLink. We successfully completed the most important product launch in our history, and we were still able to deliver record revenue along with sequential and year-over-year quarterly growth in earnings. All of this at a time when the weak economy we have all endured for several quarters is slow to show signs of recovery.

On April 28, 2003, we introduced an extensive family of new products. I am thrilled with how SpectraLink continues to shape the development of wireless voice for the workplace. All of our new products are based on the global 802.11 standard that will be a foundation for future growth of this company. We are also very proud to say we met our goal of shipping new product before the end of the second quarter with both international and domestic shipments of our new wireless handsets.

SpectraLink’s next generation products will open new markets for us as well as make our products more affordable for our existing vertical markets. Our new handsets with their substantial improvement in cost and functionality give us a better opportunity to advance our penetration of wireless voice in the workplace. For an in-depth discussion of all our new products, please visit our website at spectralink.com and go to our Presentations page under the Company heading.

As you know, there were a number of uncertainties around our product mix. We now have a few weeks under our belts, giving us just a little bit of visibility. However, we will need two or three quarters to better understand how our new products will influence future sales. So far, what we’ve seen closely matches the strategy we developed for our product transition. The majority of our vertical market customers who purchased our new products bought the NetLink i640 Wireless Telephone. This supports our belief that the vertical markets will remain with our more durable, feature-rich handset and not move en masse to our lower-priced NetLink e340 Wireless Telephone. Our high-end i640 handset continues to appeal to the vertical markets because of its unique features including battery management, push-to-talk broadcast capability and durability.

As expected, we did not see many shipments of our new e340 handsets this quarter. This handset is targeted at new markets beyond our traditional verticals. As a result, the sales cycle to introduce these new markets to the benefits of wireless voice in the workplace may take a quarter or two before orders are generated. If we had seen significant e340 sales this quarter, that would have indicated that customers who had been close to purchasing our traditional NetLink Wireless Telephones chose to downscale to the e340 rather than migrating to the more feature-rich i640 handset. It was gratifying that this did NOT happen.

We continued to see increasing revenue from NetLink this quarter but the strength of our Link sales remained the majority of product revenue. Although NetLink sales did not grow as a percentage of total product revenue from Q1 to Q2, they did grow in absolute dollars. This can be explained by the fact that currently NetLink is generally more represented in Retail Stores while Link dominates sales into our more traditional markets like Healthcare and telephone central offices. With the second quarter typically being a very strong quarter for Healthcare, and sales to central offices recently picking up, Link ended up being somewhat over-weighted this quarter.

The vast majority of our new product sales this quarter was our i640 handsets, exactly matching our transition strategy. As our new NetLink products further penetrate the market, we expect the shift to NetLink from our proprietary Link system to gain momentum. Our new products offer more functionality, at a lower price, than our Link system. But although the transition from our 900 MHz product to our NetLink products will be accelerated with the introduction of our new NetLink products, we believe it will still be gated by people’s comfort with the 802.11 standard in general. Although that comfort continues to grow, there are still questions relating to security, among other issues, that must be addressed before 802.11 can be fully embraced. We continue to believe that we are making significant strides toward this migration with most of the identified issues being adequately addressed.

I’d like to point out that our new product families are not just about broadening our markets and improving product functionality. These new products are also critical in cementing SpectraLink’s position as the leader in the industry. Being recognized as the market leader helps us generate significant channel relationships because people look to us for innovation and excellence. In the second quarter alone, we announced several key relationships to support increased penetration into our vertical markets as well as the large enterprise market.

Maybe the most significant relationship announcement we made this quarter involved Cisco. As part of SpectraLink’s ongoing efforts to maintain compatibility with the leading enterprise wireless LAN solutions, SpectraLink is joining the Cisco Compatible Extensions program, referred to as CCX, which is part of Cisco’s answer to network security. As I mentioned earlier, innovative solutions to security issues will be a major driver in accelerating demand in the 802.11 space. Although the 802.11i task group has been developing a security proposal for quite some time, that solution is not yet available. As a result, a number of vendors are taking the major features of 802.11i and incorporating them into advanced product offerings such as Cisco’s CCX. And while we believe 802.11i technologies offer outstanding solutions to the security issue, there is still much debate in the 802.11 community about the repercussions that technology has on fast handoff, an issue that is critical for wireless voice. We are glad Cisco has recognized this difficulty and has worked with us to deliver not only an outstanding security solution but also innovative technology that addresses the fast handoff issue. This is the first access point solution on the market that delivers high quality security that is compatible with voice. We are excited to see that there is a lot of recent activity in the vendor community for delivering effective security solutions that also work well with voice. These native access point solutions complement a variety of other technologies that we are delivering to the market as exhibited by our relationship with Reef Edge. We are excited that SpectraLink is a part of the ongoing effort to deliver many different approaches to address the security issue and we now believe security does not have to be an obstacle for 802.11 deployment going forward. It will still take some time for the user community to fully understand this but we believe that we are nearing the end of questions being raised about the security of a wireless network.

Late last month, we announced a global licensing agreement with Mitel Networks that allows us to incorporate Mitel protocols in our NetLink Wireless Telephones. We are very pleased with this relationship as Mitel remains a substantial player in the North American market but even more importantly, we believe that Mitel’s presence in Europe will give us a substantial boost in our international operations.

In addition to the Mitel agreement, we announced a relationship with a second major player in the PBX space, which is NEC. This quarter, SpectraLink executed a letter of intent with NEC to deliver an enterprise-class, converged voice and data wireless networking solution. Under the terms, NEC will resell SpectraLink’s NetLink e340 and i640 Wireless Telephones utilizing NEC’s proprietary IP protocol. We are excited about the NEC announcement not only for their North American presence but in particular for their tremendous international influence.

Along with these major announcements, we continue to work with our partners to enhance our current relationships. As you may recall, SpectraLink entered into a licensing agreement last year with Nortel Networks for their UniStim protocol. We are proud to say we are now delivering the first version of that arrangement through Nortel’s BCM IP-enabled communication system. Utilizing Nortel Networks’ UniStim voice over IP protocol, SpectraLink’s NetLink Wireless Telephones support the advanced features and capabilities of Nortel Networks’ wired IP telephones while allowing users to roam throughout the workplace.

Another noteworthy announcement this quarter was made by one of our partners, SBC. They will be delivering new powerful converged wireless applications for the education and healthcare industries. For the first time, SBC is providing a single source for schools and hospitals to converge their voice and data traffic onto a single, fully managed wireless network. SpectraLink NetLink Wireless Telephones are bundled with Cisco wireless access points for this offering.

We were extremely pleased with our record setting revenues and the growth we saw this quarter in earnings. We credit this performance to several things. First, we think the excitement generated by the introduction of our new wireless voice products at the Networld Interop conference in Las Vegas, along with Cisco’s announcement that they will be manufacturing a wireless IP phone later this year, have increased interest in the wireless voice solution for the workplace. Cisco is a big name in the industry and we enjoy having them as a partner and respect them as a competitor. However, we don’t feel the recently announced Cisco phone will be a measurable threat to our sales because it is designed to work only on a complete Cisco infrastructure with a Cisco PBX. In contrast, our products operate on most wireless infrastructures, including Cisco’s, and attach to virtually all the major PBXs and key systems. Second, to support the growing demand for our products, we made a number of changes in our sales and marketing organizations over the last three to six months that we believe are coming to fruition and have improved our sales execution substantially. Another noteworthy enhancement involves our channels. We made two significant announcements this quarter to complement the numerous relationships we have established over the past year. We believe the effective aggregate weight of all these partnerships is beginning to pay off. As these new partners develop a better understanding of SpectraLink products, we should see even greater contributions to sales from our channels. Lastly, we have seen over the years a fairly consistent pattern of quite strong Healthcare demand in the second quarter as many healthcare organizations finish their fiscal year in June. We believe this contributes to Q2 being one of our stronger growth quarters of the year.

In addition to our traditional markets, we are starting to see a slight resurgence in the central office market. Although this sector was a measurable contributor to revenue a year or two ago, with the recent downturn in the economy, sales to central offices slowed. However, a recent order by a large RBOC, which was our largest order this quarter, makes us hopeful that this sector may begin investing in efficiency tools once again.

With our recent addition of new multi-tier partners like Comstor, Voda One and Catalyst, we have taken yet another step to improve an extremely important part of our indirect channels, which are smaller and specialty distributors. To highlight the kind of contributions these distributors make, I’d like to talk about a couple different markets. The first is car dealerships. We have made sales to close to 200 dealerships to-date with tremendous potential for additional sales. Another new market that has recently emerged for us is the nuclear power plant industry. With over 60 operating facilities in the US alone, and orders for as much as several hundred thousand dollars per plant, this market could generate millions of dollars in revenue in the future. This is another market that is penetrated by smaller and specialty distributors in addition to our premier resellers.

Once again, we achieved our revenue growth for the quarter primarily on growth in our baseline business. This quarter we had just two orders that slightly exceeded $500,000. These orders complemented our baseline orders that are the real strength of our business. By having many smaller orders rather than relying on a few big orders as the driver for growth, we are not as susceptible to large swings in our quarterly performance. It was also encouraging to see sales of our new products contribute to this quarter’s growth.

As you know, a major thrust of our new product announcements was to energize the European market. We are optimistic that international sales will be a major contributor to growth over the next few years especially when you consider that several of our recent partner arrangements, in particular Avaya, Nortel, NEC and Mitel, will contribute to international growth. In addition, to make sure we have every chance of being successful in the international markets, we have recently strengthened our team with a new director to manage operations in Europe.

As we look to the future, there are really four factors that will drive our growth. First, the continued expansion of our channels that will now be able to offer a less expensive product will influence near-term growth. This quarter, we announced several new relationships that will extend our reach into the wireless voice for the workplace market and should help us grow revenue immediately. Second, contributions from our international markets should become respectable in the next 3 to 6 months. We now have products that can compete very effectively, both in cost and features, with the traditional DECT products that are ubiquitous in Europe. Next, as new markets are introduced to our NetLink e340 Wireless Telephone, we expect to see incremental revenue above the sales of our traditional NetLink and new i640 handsets that are better suited to our existing vertical markets. This incremental revenue is expected to start late this year or early next year. Lastly, with the new economics of wireless that make a totally wireless office cost competitive with a hard-wired system, the wireless deskset that we will offer later this year should begin contributing to sales in early 2004.

Clearly, this quarter exceeded our revenue expectations. As we indicated in the past, we thought we would be able to grow modestly year-over-year. It appears we are on track to deliver results that are better than that. Q3 is generally flat to down from Q2; however, the exceptionally strong performance of Q2 makes us optimistic that we could actually achieve some growth in Q3 over Q2, and continue sequential growth through the remainder of the year. Obviously, if we are able to do that, we would achieve substantial year-over-year growth. Operating expenses may increase slightly in absolute dollars as we complete our product transition and address any remaining open issues.

Given the product mix we saw this quarter, we’re not anticipating dramatic changes in gross margins through the remainder of the year. However, variations in product mix, order size and retail orders may result in some fluctuations in the overall gross margin.

In conclusion, I am very pleased with the success of our new product introductions and the record setting financial performance of the second quarter. With our increased family of products, we are well positioned to capitalize on the new economics that wireless voice offers the workplace. Our new products not only enhance the offerings that have become so well received by our vertical markets but also open the door to the huge enterprise market. SpectraLink will remain focused on continuing to deliver the best product at an affordable price in the workplace, ensuring our leadership position in a market that has such great potential.

Thank you for joining us today. I’m going to turn the call back over to the operator for questions now.

Nancy Hamilton — At the end of Q&A

I want to thank everyone for participating today and remind you that this call will be available for replay through a dial-in number for 7 days and on our website for an extended period.

Goodbye.